BIOTEN GENERAL PARTNERSHIP
                             FOURTH QUARTER 1996

(i) BIOTEN is currently involved in the research, development, and marketing of a biomass-fired combustion turbine power generating facility. Current operations consist of the development of a commercial prototype plant
     (CPP). Due to additional time needed to finish construction of the CPP, the start-up date has been revised. It is now anticipated that the CPP will begin start-up operations and final testing in the first half of 1997. There are no current sales. Revenues are anticipated to come from the sale of commercial plants modeled after a successfully completed CPP. In addition, a small amount of revenues may come from the sale of electricity generated by the CPP.

(ii) EUA Energy advanced $805,000 in loans to BIOTEN in the fourth quarter of 1996. On a cumulative basis EUA Energy has invested $6,017,451 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through December 31, 1996.

                          BIOTEN GENERAL PARTNERSHIP
                            CONDENSED BALANCE SHEET
                                December 31, 1996
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                  $4,847
    Land                                                10
          Total fixed Assets                         4,857
Current Assets:
    Cash and temporary Cash Investments                144
    Prepaid expenses                                    33
          Total Current Assets                         177

Other Assets:
    Intangible assets                                  752
TOTAL ASSETS                                        $5,786

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $   47
    accrued expenses                                   333
         Total Current Liabilities                     380

Other Liabilities:
    Due to partners                                  3,733
         Total Liabilities                           3,733

Partners' Capital:
    Partners' Capital - EUA Bioten                   1,598
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     1,673

Total Liabilities and Partnership Capital           $5,786


                        CONDENSED INCOME STATEMENT
           For the Quarter ended and year to date December 31, 1996
                                  (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses      246                327
          Total Operating Expenses           246                327
Operating Income (Loss)                     (246)              (327)
Interest Expense, net                         60                 60
Net Income (Loss)                          ($306)             ($387)


                          STATEMENT OF CASH FLOWS
                    For the Year Ended December 31, 1996
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(387)
    Net change in current assets and liabilities       303
       Net Cash (used in) Operating Activities         (84)
Investing Activities:
    Capital Expenditures                             (2403)
       Net cash (used in) Investing Activities       (2403)
Financing Activities:
    Capital Contributions                             2525
    Payments on partner obligations                    (40)
       Net cash provided from Financing Activities    2485
    Net decrease in cash                                (2)
Cash at December 31, 1995                              146
Cash at December 31, 1996                             $144